TALISMAN SIGNS PRODUCTION SHARING CONTRACT FOR BLOCK

PM-314 OFFSHORE MALAYSIA

Calgary, Alberta – March 31, 2004 – Talisman Malaysia Limited, a wholly owned subsidiary of Talisman Energy Inc., has signed a Production Sharing Contract for Block PM-314 offshore Malaysia.

“We are excited about the exploration potential of the area,” said Dr. Jim Buckee, President and Chief Executive Officer of Talisman Energy Inc.  “Block PM-314 is located adjacent to the PM-305 Block on which Talisman Malaysia made the South Angsi oil discovery last year and our analysis suggests the block offers the potential for a number of similar discoveries, which can be quickly and economically developed.   Talisman Malaysia was the most active explorer in the Malay Basin during 2003, with seven successes out of eight exploration wells drilled.  The award of Block PM-314 represents a key step in the strategy to grow in this prolific basin.”

Block PM-314 has an area of 2.3 million acres and is located approximately 70 kilometres off the eastern coast of Peninsula Malaysia adjacent to Block PM-305 in 30-70 metres of water.  The block is situated in the midst of the highly prospective Malay Basin adjacent to a number of significant producing oil and gas fields.

The PM-305 South Angsi field is estimated to contain 18 mmbbls of proved and 7 mmbbls of probable oil reserves (net Talisman working interest) before royalties.  An extension of the South Angsi field is interpreted to overlap onto Block PM-314.  Development of South Angsi is underway with first production slated for mid-2005.  Two exploration wells are planned on Block PM-305 in 2004.

The exploration term for Block PM-314 is for a period of five years, during which time Talisman Malaysia will acquire a new 3D seismic survey and drill four wildcat wells.

Talisman Malaysia Limited is operator and holds a 60% interest in Block PM-314 and the remaining 40% interest is held by Petronas Carigali Sdn. Bhd., the exploration and production subsidiary of Malaysia’s state owned Petroliam Nasional Berhad. At year end 2003, Talisman had booked 346 mmboe of proved reserves (net Talisman working interest), before royalties and 283 mmboe of probable reserves (net Talisman working interest) before royalties in Southeast Asia.

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada, and through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on the Toronto Stock Exchange in Canada and the New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Corporate &

       Investor Communications

Phone:  403-237-1196

Fax:

403-237-1210

E-mail:

tlm@talisman-energy.com

Forward-looking Statements

This news release contains statements about the Company’s growth strategy, future exploration, development, drilling and production and a planned 3D seismic survey that constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

Statements concerning anticipated oil and gas reserves included in this news release may be deemed to be forward-looking statements as they involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions.

Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements.  These risks include the risks of the oil and gas industry, such as operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of estimates and projections relating to production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks.  Relevant risks also include, but are not limited to: uncertainties in the availability and cost of financing, risks in conducting foreign operations (for example, political and fiscal instability or the possibility of civil unrest or military action), general economic conditions, the effect of acts of, or actions against international terrorism, fluctuations in oil and gas prices and foreign currency exchange rates and the possibility that government policies may change, and government approvals may be delayed or withheld.

Additional information on these and other factors which could affect the Company's operations or financial results are included in the Company’s Annual Report under the headings "Management's Discussion and Analysis – Liquidity and Capital Resources", "- Risks and Uncertainties" and "- Outlook" as well as in Talisman’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission (SEC).  Forward-looking statements are based on the estimates and opinions of the Company's management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Reserves Data and Other Oil and Gas Information

Talisman’s disclosure of reserves data and other oil and gas information is made in reliance on an exemption granted to Talisman by Canadian securities regulatory authorities, which permits Talisman to provide disclosure in accordance with US disclosure requirements.  The information provided by Talisman may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 (NI 51-101).  The proved reserves disclosed in this news release have been calculated using the standards contained in Regulation S-X of the US SEC.  The probable reserves disclosed in this news release have been calculated using the definition for probable reserves set out by the Society of Petroleum Engineers/World Petroleum Congress.

Further information about the differences between the US requirements and the NI 51-101 requirements is set forth under the heading “Note Regarding Reserves Data and Other Oil and Gas Information” in Talisman’s Annual Information Form.

The exemption granted to Talisman also permits it to disclose internally evaluated reserves data.  While Talisman annually obtains an independent audit of a portion of its reserves, no independent reserves evaluator or auditor was involved in the preparation of the reserves data disclosed in this news release.

11-04

Malaysia PM-314 - new block awarded

PM-305	Talisman	60% (Operator)
	Petronas/Carigali	40%
PM-314	Talisman	60% (Operator)
	Petronas/Carigali	40%

SEMANGKOK
TABU
GUNTONG
PALAS
JAMBU
CENDOR
IRONG
TIONG
KEPONG
RESAK
KETUMBAR
TAPIS
BEKOK
SELIGI
BERANTAI
TEMBIKAI
CHENANG
OPHIR
PM-314
(9338 km²)
PM-305
(2162 km²)
ANGSI
SOUTH ANGSI
BESAR
DUYONG
VIETNAM
SOTONG
Block 46
PM-3 CAA
Block PM-314
PM-305
MALAYSIA
INDONESIA
Dungun
Kerteh
North
0 10 20 30
Kilometers
LEGEND
GAS FIELD
OIL FIELD
PROSPECTS
LEADS
GAS PIPELINE
OIL PIPELINE
ANDING
MALONG
INDONESIA